ACTIVE/105525367.3 October 21, 2020 James Vollins 202 Village Gate Drive Chapel Hill, NC 27514 Re: First Amendment to Offer Letter Dear Jim: As we have discussed, this First Amendment to Offer Letter (the “Amendment”) confirms the agreement between you and BioDelivery Sciences International, Inc. (“BDSI” or the “Company”) to amend that certain letter agreement regarding employment between you and BDSI dated October 25, 2018 (the “Offer Letter”). This Amendment shall be effective on October 19, 2020 (the “Amendment Effective Date”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Offer Letter. For good and valuable consideration, the receipt of which is hereby acknowledged, you and BDSI hereby agree as follows: 1. The terms “Agreement” and “Offer Letter” as used in the Offer Letter shall have the same meaning, and both refer to the Offer Letter. 2. The term “Company” in the Offer Letter shall mean BioDelivery Sciences International, Inc. 3. The sentence in the Offer Letter that provides an initial base salary at the rate of $310,000 per year is hereby amended and restated in its entirety to read as follows: “Commencing on the Amendment Effective Date, you will be paid an initial annual base salary at the rate of $375,000 per year.” 4. The paragraph in the Offer Letter that provides for an annual bonus target of 40% of annual base salary is hereby amended and restated in its entirety to read as follows: “Commencing on the Amendment Effective Date, your annual bonus target will be 45% of annual base salary, provided the actual bonus amount will be in the discretion of the CEO. For the avoidance of doubt, any annual bonus related to work performed in calendar year 2020 will be based on the annual bonus target of 45% of the annual base salary in effect on the Amendment Effective Date. You must be employed on the date a bonus is paid to earn any part of a bonus.” 5. The following paragraph is hereby added to the Offer Letter following the paragraph that discusses the annual bonus target:

ACTIVE/105525367.3 “In addition to the annual bonus opportunity described above, commencing on the Amendment Effective Date, you will be eligible to receive, in the sole discretion of the Compensation Committee of BDSI’s Board of Directors, i) a one-time cash bonus targeted at 45% of your annual base salary, and (ii) a one-time option grant valued at up to $250,000 that would vest 50% immediately upon the grant date and 50% on the first anniversary of the grant date, subject to your continued employment at such time, in each case (i) and (ii), based on the evaluation by the Compensation Committee of BDSI’s Board of Directors of BDSI’s success with respect to the Specific Matter (as described on the Annex hereto). The strike price for the stock option shall be the 30-day VWAP preceding the grant date. The Compensation Committee shall determine your eligibility for the one-time cash bonus and stock option grant within one (1) month upon resolution of the Specific Matter. Any stock options awarded shall be granted on the same date of the Compensation Committee’s eligibility determination and the cash bonus shall be paid by the Company on the Company’s first regular payroll date after the Compensation Committee’s eligibility determination. You must be employed on the earlier of (i) date the Compensation Committee makes its eligibility determination, and (ii) one (1) month from the resolution of the Specific Matter, in order to earn any part of the bonus, and you must be employed on the date an option grant is granted in order to receive such grant.” 6. The paragraph starting with “Your employment with BDSI will be ‘at will’” and the paragraph that immediately follows it are amended and restated in their entirety as follows: “Your employment with BDSI will be “at will”, which means you or BDSI may end the employment relationship at any time and with or without notice. However, if BDSI terminates your employment other than for “Cause” (as defined below) or if your employment is terminated as a result of your death or permanent disability or by you for “Good Reason” (as defined below), then provided you (and/or your beneficiaries) enter into a release agreement in a form provided by the Company at the time of such termination (a “Release”) and the Release becomes effective within 60 days after the date of termination (or such shorter period as set forth in the Release), BDSI will pay you a one-time cash severance payment equal to 100% of your annual base salary plus the pro-rata share of your annual bonus target for the year in which the date of termination occurs (the “Severance Payment”). The Severance Payment will be paid within 60 days of the date of termination, provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid in the second calendar year by the last day of such 60-day period. As used herein, the term “Cause” means (i) a material breach or material default (including, without limitation, any material dereliction of duty) by you of any agreement between you and BDSI or your continuing failure to follow the

ACTIVE/105525367.3 direction of BDSI’s Chief Executive Officer or BDSI’s Board of Directors; (ii) your gross negligence, willful misfeasance or breach of fiduciary duty; (iii) your commission of an act of fraud, embezzlement or any felony or crime of dishonesty in connection with your duties with BDSI; or (iv) your conviction of a felony or any other crime that would materially and adversely affect: (a) BDSI’s business reputation, or (b) the performance of your duties for BDSI. In the event of a termination of your employment for Cause, BDSI will pay your salary and expenses reimbursable incurred through the date of termination, and thereafter BDSI shall have no further responsibility for termination or other payments to you. As used herein, the term “Good Reason” means the occurrence of any of the following in each case during your employment without your consent: (i) a reduction in your annual base salary; (ii) a reduction in your annual target bonus opportunity; (iii) a relocation of your principal place of employment by more than thirty-five (35) miles; (iv) any material breach by the Company of any material provision of this Agreement or of any other agreement between the Company and you, including any representation, warranties or covenants set forth herein; (v) the Company’s failure to obtain an agreement from any successor to the Company following a Change of Control to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or (vi) a material, adverse change in your authority, duties, or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law). You shall not terminate your employment for Good Reason unless you have first provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the date you learn of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances and has failed to cure such circumstances. If you do not terminate your employment for Good Reason within ninety (90) days after the date you learn of the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds. In addition, if your employment with BDSI is terminated by BDSI or its successor without Cause or by you for Good Reason, in either case within twelve (12) months following the occurrence of a “Change of Control” (as defined in the Offer Letter) (a “CIC Severance Triggering Event”), then, in lieu of the Severance Payment: (i) you will be entitled to a (A) one-time cash severance payment equal to 100% of your then current annual base salary plus (B) a one-time cash payment of 100% of your annual bonus target (the “CIC Severance Payment”); (ii) you shall maintain any rights that you may have been specifically granted pursuant to any of BDSI’s or its successor’s retirement plans, supplementary retirement plans,

ACTIVE/105525367.3 profit sharing and savings plans, healthcare, 401(k) and any other employee benefit plans sponsored by BDSI or its successor; and (iii) all unvested time-based options, RSUs or other equity securities to acquire shares of BDSI common stock granted to you under BDSI's 2011 and 2019 Equity Incentive Plans or any similar plan (the “Plan”) shall immediately become fully vested and shall be exercisable to the extent provided for in the Plan (collectively the “Change in Control Benefits”). Following BDSI or its successor’s compliance with clauses (i), (ii) and (iii) above, BDSI or its successor shall have no further obligations to you following termination. In addition, as a condition to the Change in Control Benefits you must enter into a Release and the Release must become effective within 60 days after the date of termination (or such shorter period as set forth in the Release). The CIC Severance Payment will be paid within 60 days of the date of termination, provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid in the second calendar year by the last day of such 60-day period. All such payments shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.” 7. The following new paragraph shall be inserted directly above “Please note that this offer is contingent upon”: “Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). For purposes of this paragraph, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and

ACTIVE/105525367.3 local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this paragraph shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Company or you. Any determination by the Accounting Firm shall be binding upon the Company and you.” 8. All other provisions of the Offer Letter shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Offer Letter except to the extent specifically provided for herein. For the avoidance of doubt, the Confidentiality, Intellectual Property and Non-Competition Agreement between you and BDSI dated as of October 12, 2018 remains in full force and effect. 9. This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to conflict of law principles. 10. This Amendment may be signed in two counterparts, each of which may be delivered by facsimile or other electronic transmission and each of which shall be deemed an original and both of which shall together constitute one agreement. [Signature page follows]

ACTIVE/105525367.3 We look forward to continuing to work with you at BDSI. To accept the terms of this Amendment, please sign and return it to me at your earliest convenience. Regards, s/s Jeff Bailey Name: Jeff Bailey Title: Interim CEO First Amendment to Offer Letter accepted and agreed as of the date set forth below: s/s James Vollins James Vollins October 16, 2020 Date

ACTIVE/105525367.3 Annex For purposes of this Amendment and the Offer Letter, the “Specific Matter” means the litigation filed on September 7, 2018 by, and counterclaims against, the Company for patent infringement in the Federal District Court of Delaware in Wilmington against Alvogen Pb Research & Development LLC, Alvogen Malta Operations Ltd., Alvogen Pine Brook LLC, Alvogen, Incorporated, and Alvogen Group, Incorporated (collectively, “Alvogen”), asserting that Alvogen infringes the Company’s Orange Book listed patents for BELBUCA®, including U.S. Patent Nos. 8,147,866 and 9,655,843, both expiring in July of 2027, and U.S. Patent No. 9,901,539, expiring in December of 2032. For purposes of this Amendment and the Offer Letter, the resolution of the Specific Matter shall have occurred upon the earliest to occur of (i) the settlement of the pending litigation, (ii) the date of the trial court’s decision concerning the validity of the BELBUCA Orange Book Patents, (iii) the dismissal, with prejudice, of the litigation, and (iv) any other resolution of the Specific Matter as determined by the Compensation Committee.